Exhibit 5.1

June 10, 2005

Boston Private Financial Holdings, Inc.

Ten Post Office Square

Boston, MA 02109

Re:	Securities Being Registered Under Registration Statement on Form S-4

Ladies and Gentlemen:

This opinion is furnished to you in connection with your filing of a Registration Statement on Form S-4 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 5,134,711 shares (the “Shares”) of Common Stock, $1.00 par value per share, of Boston Private Financial Holdings, Inc., a Massachusetts corporation (the “Company”), to be issued to shareholders of Gibraltar Financial Corporation (“Gibraltar”) in connection with the merger of Gibraltar with and into the Company pursuant to an Agreement and Plan of Merger dated April 18, 2005 (the “Agreement”).

For purposes of the opinion expressed below, we have reviewed such documents and conducted such investigation as we deemed appropriate. For certain matters of fact, we have relied on certificates or telephonic confirmations of public officials and certificates and statements of officers or representatives of the Company. We have not independently established the facts so relied on.

The opinion expressed below is limited to the Massachusetts General Corporation Act (which includes applicable provisions of the Massachusetts Constitution and Massachusetts General Corporation Law and reported judicial decisions interpreting those provisions).

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in exchange for the shares of common stock of Gibraltar as contemplated in the Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/S/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP